UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2008

REHABCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19294	51-0265872
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 863-7422
(Company’s telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05       Costs Associated With Exit or Disposal Activities

On August 14, 2008, RehabCare Group, Inc. (the “Company”) entered into a definitive agreement to sell substantially all of the operating assets of RehabCare Rehabilitation Hospital – Permian Basin (“Midland”), a 38-bed inpatient rehabilitation hospital located in Midland, Texas.  The sale of assets is expected to be consummated on August 29, 2008 and be effective the following calendar day.

In connection with the sale of assets, the Company expects to incur lease exit costs and termination benefit costs in amounts discussed below.

The Company is party to an operating lease for the Midland hospital building with a term ending June 30, 2013.  While the Company is aggressively pursuing sublease opportunities or a buy out of the lease, management currently expects to incur net lease exit costs in the range of $2.0 million to $4.0 million, all of which are expected to result in net cash outflows in future periods.

The Company expects the employees of Midland to transfer employment to the purchaser, transfer to other operating locations of the Company or be terminated.  Those employees who are terminated will be eligible for one time termination benefits which the Company estimates will approximate $0.1 million in aggregate.  The Company expects to pay these termination benefits prior to the end of its fiscal third quarter.

This Current Report on Form 8-K contains forward-looking statements defined by the Private Securities Litigation Reform Act of 1995.  Certain statements contained in this Current Report on Form 8-K are forward-looking.  Such forward-looking statements involve estimates, assumptions, judgments and uncertainties.  There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information.  Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2008

REHABCARE GROUP, INC.

By: /s/	Jay W. Shreiner
Jay W. Shreiner
Executive Vice President and
Chief Financial Officer